EXHIBIT 10.32
Fiscal 2009 executive officer base salaries and fiscal 2008 bonus amounts
On September 11, 2008, the Board of Directors approved the following annual base salaries for the Company’s executive officers, to be effective as of September 1, 2008. The Board of Directors also approved the following bonus amounts to be paid to the executive officers based on performance for fiscal 2008.

Name	Position	Base Salary	Bonus Amount
Paul E. Freiman	President and Chief Executive Officer	$420,000	$100,000
Warren Wasiewski, M.D.	Vice President, Chief Medical Officer	$320,000	$76,250
Matthew M. Loar	Vice President, Chief Financial Officer	$280,000	$17,188
Karl G. Trass	Vice President, Regulatory Affairs & Quality Assurance	$235,000	$44,100
David E. Levy, M.D.	Vice President, Clinical Development	$261,500	$25,625